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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Verso Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-87528, 333-85386, 333-66292, 333-45028, 333-53965, and
333-37013) and Form S-8 (Nos. 333-74258, 333-74264, 333-59372, 333-92337,
333-85107, 333-80501, and 333-26015) of Verso Technologies, Inc. of our report dated February 14, 2003, except as to paragraph 1 of Note 6 and paragraph 5 of
Note 18, which are as of April 7, 2003, with respect to the consolidated balance sheets of Verso Technologies, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of Verso Technologies, Inc.

Our report refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and the full adoption of all provisions effective January 1, 2002.



/s/ KPMG

Atlanta, Georgia
April 11, 2003